Exhibit 10.7

NOVUME SOLUTIONS, INC.
NON-QUALIFIED STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT (“Agreement”), is dated this 27th day of September, 2017, and effective as of August 28, 2017, between Novume Solutions, Inc., a Delaware corporation (the “Company”), and Robert West (the “Grantee”).

WITNESSETH:

WHEREAS, the Grantee is a former non-employee director of Brekford Traffic Safety, Inc., a Delaware corporation (“Brekford”), which became a wholly-owned subsidiary of the Company pursuant to the consummation of a merger transaction (the “Merger”) that closed on August 28, 2017;

WHEREAS, on February 20, 2014 (the “Original Grant Date”), Grantee received a grant of options (the “Brekford Options”) to purchase up to 75,000 shares of the common stock, par value $0.0001 per share, of Brekford, under Brekford’s 2008 Stock Incentive Plan (“Brekford Plan”), pursuant to the terms of the agreement attached as Exhibit A hereto (the “Original Grant Agreement”) and the terms of the Brekford Plan;

WHEREAS, upon consummation of the Merger, the Brekford Options were fully vested and they were automatically converted into options to purchase up to 5,000 shares of the common stock, par value $0.0001 per share, of the Company (“Common Stock”), upon the closing of the Merger in accordance with the terms of the merger agreement;

WHEREAS, upon consummation of the Merger, Grantee ceased to provide services to Brekford;

NOW, THEREFORE, in consideration of the various covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to the Grantee fully-vested options (the “Options”) to purchase all or part of an aggregate of 5,000 shares of Common Stock (the “Shares”), subject to the requirements set forth in this Agreement. The Option is a Non-Qualified Stock Option and is not intended to qualify as an “incentive stock option” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise Price. The per share purchase price of the Shares issuable upon exercise of the Options shall be $3.00 (the “Exercise Price”), being the product of the original exercise price of $0.20 under the Brekford Option and fifteen, as required by the terms of the merger agreement.

3. Term. The date on which the term of the Options would have expired in accordance with the Original Grant Agreement and the Brekford Plan is September 27, 2017, being 30 days after the date on which the Grantee ceased to provide services to Brekford; however, for no additional consideration, the parties hereto have agreed to extend the term until December 31, 2017;

4. Exercise.

 (a) Subject to the terms and conditions of this Agreement, the Options may be exercised by written notice delivered to the Company or its designated representative in the manner and at the address for notices set forth in Section 9 hereof. Such notice shall state that the Options are being exercised thereby and shall specify the number of Shares for which the Options are being exercised. The notice shall be signed by the person or persons exercising the Options and shall be accompanied by payment in full of the Exercise Price for such Shares being acquired upon the exercise of the Options. Payment of such Exercise Price may be made by one of the following methods:

 (i) in cash (in the form of a certified or bank check or such other instrument as the Administrator may accept);

 (ii) in any combination of (a) and (b) above;

(iii) by delivery of a properly executed exercise notice together with such other documentation as the Company’s Board of Directors (the “Board”) and a qualified broker, if applicable, shall require to effect an exercise of the Options, and delivery to the Company of the proceeds required to pay the Exercise Price; or

(iv) by requesting that the Company withhold such number of Shares then issuable upon exercise of the Options as will have a Fair Market Value equal to the Exercise Price of the Shares being acquired upon the exercise of the Options. “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (a) if the Common Stock is listed on a U.S. national securities exchange, its Fair Market Value shall be either the mean of the highest and lowest reported sale prices of the stock (or, if no sales were reported, the average of the closing bid and asked price) or the last reported sale price of the stock, as determined by the Administrator in its discretion, on a U.S. national securities exchange for any given day or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be either the mean between the high bid and low asked prices or the last asked price, as determined by the Board for the Common Stock on any given day, as reported in The Wall Street Journal or such other source as the Board deems reliable; or (c) in the absence of an established regular public market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board pursuant to the reasonable application of a reasonable valuation method in accordance with the provisions of Section 409A of the Code and the regulations thereunder and, with respect to an Incentive Stock Option, in accordance with such regulations as may be issued under the Code.

If the tender of shares of Common Stock as payment of the Exercise Price would result in the issuance of fractional shares of Common Stock, the Company shall instead return the balance in cash or by check to the Grantee. If the Options are exercised by any person or persons other than the Grantee, the notice described in this shall be accompanied by appropriate proof (as determined by the Board) of the right of such person or persons to exercise the Options under the terms of this Agreement. The Company shall issue and deliver, in the name of the person or persons exercising the Options, a certificate or certificates representing such Shares as soon as practicable after notice and payment are received and the exercise is approved.

(b) The Options may be exercised in accordance with the terms of this Agreement with respect to any whole number of Shares, but in no event may an Options be exercised as to fewer than one hundred (100) Shares at any one time, or the remaining Shares covered by the Options if less than two hundred (200).

(c) The Grantee shall have no rights of a stockholder with respect to Shares to be acquired by the exercise of the Options until the date of issuance of a certificate or certificates representing such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued. All Shares purchased upon the exercise of the Options as provided herein shall be fully paid and non-assessable.

(d) The Grantee agrees that no later than the date as of which an amount first becomes includible in his gross income for federal income tax purposes with respect to the Options, the Grantee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Withholding obligations may be settled with shares of Common Stock, including Shares that are acquired upon exercise of the Options. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.

6. Non-Transferability. These Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than (i) by will or the laws of descent or distribution or (ii) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). These Options may be exercised, during the lifetime of the Grantee, only by the Grantee, his guardian or his legal representative, or by an alternate payee pursuant to a qualified domestic relations order. Any attempt to assign, pledge or otherwise transfer the Options or of any right or privilege conferred thereby, or the sale or levy or similar process upon the rights and privileges conferred hereby, shall be void.

7. Adjustment upon Changes in Capitalization. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, special cash dividend, stock split, reverse stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment in the aggregate number, kind and Exercise Price of Shares subject to these Options; provided, however, that in no event shall the Exercise Price be adjusted below the par value of a share of Common Stock, nor shall any fraction of a Share be issued upon the exercise of the Option. Any securities, awards or rights issued pursuant to this Section 7 shall be subject to the same restrictions as the underlying Shares to which they relate.

8. Conditions upon Issuance of Option. As a condition to the exercise of the Option, the Company may require the Grantee to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of legal counsel for the Company, such a representation is required by any relevant provision of law.

9. Miscellaneous.

(a) Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.

(b) Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein.

(c) Capitalized Terms; Headings; Pronouns; Governing Law. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.

(d) Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 9. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 14420 Albemarle Point Place, Suite 200, Chantilly, VA, 20151 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to the Grantee shall be addressed to the Grantee at the Grantee’s address shown on the signature page hereof.

(e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

(f) Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Grantee has executed this Agreement all as of the day and year first above written.

NOVUME SOLUTIONS, INC.

By: /s/ Robert A. Berman
Its: Chief Executive Officer

/s/ Robert West
Robert West

Address:

EXHIBIT A
Original Grant Agreement